Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER NET LOSS OF $314,000 OR $0.13 PER SHARE AND FISCAL 2012 FINANCIAL RESULTS

Lacey, WA (August 13, 2012) – Anchor Bancorp (NASDAQ:GS–ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported a net loss of $314,000 or $0.13 per diluted share, for the fiscal fourth quarter ended June 30, 2012 compared to a net loss of $4.7 million or $1.92 per diluted share for the same period last year.  For the year ended June 30, 2012 the Company reported a net loss of $1.7 million or $0.70 compared to a net loss of $8.8 million for the year ended June 30, 2011. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock, which generated net proceeds of $23.2 million; therefore, operating results before that date pertain to the Bank only.

“We continue to focus on improving our asset quality and this is reflected in the decrease in our non-performing assets which declined $4.0 million for the quarter and $11.5 million for the year ended June 30, 2012”, stated Jerald L. Shaw, President and Chief Executive Officer. “The decreases were a result of payoffs of several non-performing loans as well as upgrades and the sale of real estate owned.  During the quarter we also completed our core system conversion which will reduce our IT related costs as well as provide additional functionality.  While the local economy remains sluggish we are beginning to see an increase in loan demand.  We continue to minimize our interest rate risk by reallocating assets and structuring our liabilities by maintaining higher than typical cash balances to provide us more flexibility as the economy recovers.”

Fiscal Fourth Quarter Highlights (at or for the period ended June 30, 2012, compared to March 31, 2012, or June 30, 2011):

•
Total loan delinquencies (those loans 30 days or more past due date) including non-accrual loans decreased to $14.2 million at June 30, 2012, compared to $26.0 million at June 30, 2011 and $16.4 million at March 31, 2012;

•	Provision for loan losses was $1.4 million for the quarter ended June 30, 2012 compared to $3.0 million for the quarter ended June 30, 2011;
•	Net loan charge-offs decreased to $181,000 for the quarter ended June 30, 2012 from $3.5 million for the quarter ended June 30, 2011 and $966,000 for the quarter ended March 31, 2012;
•
Non-performing assets decreased $4.0 million to $15.4 million or 3.3% of total assets at June 30, 2012 compared to $19.4 million, or 4.0% of total assets at March 31, 2012.  At June 30, 2011 non-performing assets were $26.9 million, or 5.5% of total assets;

•
Net interest margin increased 29 basis points to 3.76% for the quarter ended June 30, 2012 compared to 3.47% for the quarter ended March 31, 2012.  Net interest margin decreased 13 basis points from 3.78% to 3.65% for the year ended June 30, 2011.

Credit Quality

Total delinquent and non-accrual loans decreased $11.8 million or 45.4% to $14.2 million at June 30, 2012 from $26.0 million at June 30, 2011 and $16.4 million or 13.4% from March 31, 2012. The non-accrual loans to total loans ratio decreased to 3.0% at June 30, 2012 from 3.7% at March 31, 2012 and 4.3% at June 30, 2011.  The Company recorded a $1.4 million provision for loan losses for the current quarter compared to $3.0 million for the quarter ended June 30, 2011. The allowance for loan losses of $7.1 million at June 30, 2012 represented 2.4% of loans receivable and 80.9% of non-performing loans, compared to $7.2 million at June 30, 2011 which represented 2.2% of the loans receivable and 51.1% of non-performing loans.   The Company continues to reduce its exposure to

Anchor Bancorp
August 13, 2012

construction and land loans. The total construction and land loan portfolios declined to $13.8 million or 4.7% of the total loan portfolio at June 30, 2012 compared to $18.4 million or 5.5% of the total loan portfolio at June 30, 2011.

Non-performing loans decreased by $2.3 million to $8.7 million at June 30, 2012 from $11.0 million at March 31, 2012 and $14.2 million at June 30, 2011.   Non-performing loans consisted of the following at the dates indicated:

	June 30, 2012	March 31, 2012	June 30, 2011
	(In thousands)
Real estate:
One-to-four family residential	$1,878	$2,654	$3,157
Commercial	-	4,075	2,280
Construction	3,369	3,369	6,900
Land	109	66	90
Total real estate	5,356	10,164	12,427

Consumer:
Home equity	159	293	122
Automobile	66	93	63
Credit cards	16	17	137
Other	1	7	51
Total consumer	242	410	373

Business:
Commercial business	3,124	454	1,369

Total	$8,722	$11,028	$14,169

As of June 30, 2012, March 31, 2012, and June 30, 2011 there were 30, 30, and 31 loans, respectively, with aggregate net principal balances of $15.1 million, $15.3 million, and $15.0 million, respectively, that we have identified as “troubled debt restructures.”  At June 30, 2012, March 31, 2012, and June 30, 2011 there were $1.2 million, $1.4 million, and $2.5 million, respectively, of “troubled debt restructures” included in the non-performing loans above.

As of June 30, 2012, the Company had 71 properties in real estate owned (“REO”) with an aggregate book value of $6.7 million compared to 59 properties with an aggregate book value of  $8.4 million at March 31, 2012, and 97 properties in REO with an aggregate book value of $12.6 million at June 30, 2011.  The decrease in number of properties during the quarter ended June 30, 2012 was attributable to ongoing sales.  During the fourth quarter the Bank sold  20 residential real estate properties in Washington and Oregon, of that amount 10 were vacant lots for residential homes, two vacant lots for commercial use, five single family residential, one condominium unit, one multi-family property, and one commercial real estate.  The largest of the current foreclosed properties at June 30, 2012 had an aggregate book value of $746,000 and consisted of a commercial real estate property located in Bremerton, Washington.  At June 30, 2012, the Bank owned 18 one-to-four family residential properties with an aggregate book value of $3.4 million, two one-to-four family residential condominium units with an aggregate book value of $415,000, 41 residential building lots with an aggregate book value of $1.1 million, five vacant land parcels with an aggregate book value of $125,000, and five parcels of commercial real estate with an aggregate book value of $1.6 million.  The geographic distribution of our REO is limited to southwest Washington and the greater Portland area of northwest Oregon, with 36 of the parcels in Washington and the remaining nine in Oregon.

Capital

As of June 30, 2012 the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 10.9%, 17.0%, and 18.2%, respectively. As of June 30,

Anchor Bancorp
August 13, 2012

2011 these ratios were 10.7%, 15.8%, and 17.1%, respectively.  Although the Bank was “well capitalized” at June 30, 2012, based on financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States and the minimum percentages in the regulatory guidelines, because of the deficiencies cited in the  Cease and Desist Order, the Bank is not regarded as “well capitalized” for federal regulatory purposes.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk- Based Capital and Total Risk-Based Capital ratios of 11.3%, 17.5% and 18.8%, respectively, as of June 30, 2012.

Balance Sheet Review

Total assets decreased by $18.1 million, or 3.7%, to $470.8 million at June 30, 2012, from $488.9 million at June 30, 2011. We increased our liquidity during this period as cash and due from banks increased $14.9 million, or 23.4%, loans receivable decreased $37.7 million, or 11.6%, and securities available for sale increased, $10.6 million, or 27.7%.

Mortgage-backed securities available for sale increased $14.3 million or 43.8% to $47.1 million at June 30, 2012 from $32.7 million at June 30, 2011. The increase in this portfolio was primarily the result of purchases of 37 Federal Home Loan Mortgage Corporation (“FHLMC”) mortgage-backed securities totaling $49.0 million, sales of 43 FHLMC mortgage-backed securities totaling $24.5 million, and contractual payments of $10.1 million. The sales were due to rebalancing the investment portfolio to shorten the duration of the portfolio from 30 year to 15 year maturity mortgage-backed securities.

Loans receivable, net, decreased $37.7 million or 11.6% to $287.8 million at June 30, 2012 from $325.5 million at June 30, 2011.  The decline in the loan portfolio was the result of normal principal reductions, the transfer of $11.8 million from loans to REO properties, and the payoff of $4.2 million in non-performing loans. The total construction and land loan portfolios decreased $4.6 million to $13.8 million from $18.4 million at June 30, 2011 as a result of loan repayments and $290,000 of charge offs.

Anchor Bancorp
August 13, 2012

Loans receivable consisted of the following at the dates indicated:

	June 30, 2012	March 31, 2012	June 30, 2011
	(In thousands)
Real estate:
One-to-four family residential	$82,709	$86,861	$97,133
Multi-family residential	42,032	43,705	42,608
Commercial	97,306	96,173	105,997
Construction	6,696	6,979	11,650
Land	7,062	6,579	6,723
Total real estate	235,805	240,297	264,111

Consumer:
Home equity	31,504	33,299	35,729
Credit cards	5,180	5,211	7,101
Automobile	3,342	3,779	5,547
Other consumer	2,968	2,863	3,595
Total consumer	42,994	45,152	51,972

Business:
Commercial business	16,618	16,629	17,268

Total loans	295,417	302,078	333,351

Less:
Deferred loan fees	605	572	648
Allowance for loan losses	7,057	5,803	7,239
Loans receivable, net	$287,755	$295,703	$325,464

Total liabilities decreased $14.7 million between June 30, 2011 and June 30, 2012, primarily as the result of a $6.3 million or 1.9% increase in deposits which was partially offset by a $21.0 million or 24.5% decrease in FHLB advances.  As a result of the Bank’s continued focus on relationship banking our core deposits, which consist of all deposits other than certificates of deposits, increased $16.6 million or 10.5% during the year ended June 30, 2012.

Deposits consisted of the following at the dates indicated:

	June 30, 2012		March 31, 2012		June 30, 2011
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Noninterest-bearing demand deposits	$ 37,941	11.0%	$ 33,939	9.7%	$ 30,288	8.9%
Interest-bearing demand deposits	16,434	4.8%	19,980	5.7%	17,387	5.1%
Savings deposits	36,475	10.5%	36,889	10.5%	32,263	9.5%
Money market accounts	83,750	24.2%	83,364	23.7%	78,017	23.0%
Certificates of deposit	171,198	49.5%	177,384	50.4%	181,519	53.5%
Total deposits	$ 345,798	100.0%	$ 351,556	100.0%	$ 339,474	100.0%

Anchor Bancorp
August 13, 2012

FHLB advances decreased $21.0 million or 25.5% to $64.9 million at June 30, 2012 from $85.9 million at June 30, 2011. The decrease was related to the Bank’s continued focus on reducing its reliance on outside borrowings and continued emphasis on core deposits.

Total stockholders’ equity decreased $3.5 million or 6.3% to $54.0 million at June 30, 2012 from $57.5 million at June 30, 2011. The decrease was primarily attributable to a decrease in accumulated other comprehensive income (loss) of $1.8 million at June 30, 2011 to $(25,000) at June 30, 2012 which was a result of sales of investments during the fiscal year and a net loss of $1.7 million during the year.

Operating Results

Anchor Bancorp had a net loss of $314,000 or $0.13 per diluted share, for the fiscal fourth quarter ended June 30, 2012 compared to a net loss of $4.7 million or $1.92 per diluted share for the same period in 2011. For the year ended June 30, 2012, the net loss was $1.7 million compared to a net loss of $8.8 million for the comparable period in 2011.

Net interest income. Net interest income before the provision for loan losses decreased $317,000 or 7.2% to $4.1 million for the quarter ended June 30, 2012 from $4.4 million for the quarter ended June 30, 2011. For the year ended June 30, 2012, net interest income before the provision for loan losses decreased $1.6 million or 8.9% to $16.4 million from $18.0 million for the same period in 2011.

The Company’s net interest margin decreased three basis points to 3.76% for the fourth quarter ended June 30, 2012, from 3.79% for the comparable period in 2011. The average cost of interest-bearing liabilities decreased 17 basis points to 1.48% for the fourth quarter ended June 30, 2012 compared to 1.65% for the same period in the prior year. This decrease was primarily due to a 25 basis point decrease in the average cost of deposits.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2012, management determined that a provision for loan losses of $1.4 million was required for the quarter ended June 30, 2012 compared to $3.0 million for the same period of the prior year.  The provision for loan losses decreased by $5.4 million to $2.7 million for the year ended June 30, 2012 from $8.1 million for 2011.

Noninterest income. Noninterest income increased $95,000 or 7.3%, to $1.4 million for the quarter ended June 30, 2012, compared to $1.3 million for the same quarter a year ago.  The majority of the increase in non-interest income was from gain on sale of loans of $237,000 compared to no gain for the same quarter a year ago. The $146,000 decrease in deposit services fees are related to the Bank’s two Wal-Mart branches which were closed in 2010 and one in December, 2011.   Gain on sale of investments increased $49,000 during the quarter ended June 30, 2012 to $49,000 from no gain for the same quarter a year ago.  Noninterest income increased $922,000 or 16.0% to $6.7 million for the year ended June 30, 2012 compared to $5.8 million for the same period in 2011.  The increase was primarily a result of $1.4 million increase in gains on sales of investments offset by a decrease in deposit service fees due to two Wal-Mart branch closures for the same period in 2011.

Noninterest expense. Noninterest expense decreased $3.1 million, or 41.2%, to $4.4 million for the quarter ended June 30, 2012 from $7.5 million for the quarter ended June 30, 2011. The decrease was primarily due to expenses related to REO impairment charges which decreased $2.0 million and information technology which decreased $947,000.   The decrease in impairment charges during the fourth fiscal quarter ended June 30, 2012 from the same period in 2011 is due to stabilization in the real estate market and a decrease in our REO portfolio.  Noninterest expense decreased $2.4 million in the year ended June 30, 2012 to $22.0 million from $24.5 million for the year ended June 30, 2011.  The decrease was primarily due to a decrease of $2.1 million in REO impairment charges and $232,000 in REO holding costs for the year ended June 30, 2012.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 13 full-service banking offices (including three Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Select

Anchor Bancorp
August 13, 2012

Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
August 13, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except per share data), (unaudited)	June 30, 2012	March 31, 2012	June 30, 2011

ASSASSETS
Cash C Cash and due from banks	$78,673	$83,434	$63,757
Invest Securities available for sale, at fair value	48,717	52,349	38,163
NvestmeSecurities held to maturity, at amortized cost	7,179	7,647	7,587
Loans L Loans held for sale	312	408	225
Loans re Loans receivable, net of allowance for loan losses of $7,057, $5,803
and $16, and $7,239	287,755	295,703	325,464
Life insurance investment, net of surrender charges	18,257	18,107	17,612
Accrued Accrued interest receivable	1,532	1,658	1,810
Real est Real estate owned, net	6,708	8,402	12,597
Feder Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510	6,510
Property, premises and equipment, net	12,213	12,274	13,076
Deferred tax asset, net	555	555	551
Prepaid Prepaid expenses and other assets	2,404	998	1,583
T Total assets	$470,815	$488,045	$488,935

LIALIABILITIES AND STOCKHOLDERS’ EQUITY
LIALIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$37,941	$33,939	$30,288
Interest-bearing	307,857	317,617	309,186
Total Total deposits	345,798	351,556	339,474
FHKBF FHLB advances	64,900	74,900	85,900
Advance payments by borrowers for taxes an taxes and insurance	562	2,185	1,389
Supplem Supplemental Executive Retirement Plan liability	1,764	1,717	1,838
Account Accounts payable and other liabilities	3,767	3,311	2,882
Total l Total liabilities	416,791	433,669	431,483

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,457,633 outstanding, 2,550,000 issued and
Ma 2,455,933 outstanding, and 2,550,000 shares issued and 2,450,833 outstanding at June 30, 2012, March 31, 2012 and June 30, 2011, respectively	25	25	25
AddAdditional paid-in capital	23,202	23,202	23,187
RetaRetained earnings, substantially restricted	31,746	32,059	33,458
Une Unearned employee stock ownership plan shares	(924)	(941)	(992)
Acc Accumulated other comprehensive income (loss), net of tax	(25)	31	1,774
Total sTotal stockholders’ equity	54,024	54,376	57,452
Total lTotal liabilities and stockholders’ equity	$470,815	$488,045	$488,935

Anchor Bancorp
August 13, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012		2011
Interest income:
Loans receivable, including fees	$4,922	$5,502		$20,187	$23,465
Securities	66	99		311	358
Mortgage-backed securities	508	487		1,966	2,146
Total interest income	5,496	6,088		22,464	25,969
Interest expense:
Deposits	1,069	1,266		4,718	5,830
FHLB advances	315	393		1,372	2,172
Total interest expense	1,384	1,659		6,090	8,002
Net interest income before provision for loan losses	4,112	4,429		16,374	17,967
Provision for loan losses	1,435	2,960		2,735	8,078
Net interest income after provision for loan losses	2,677	1,469		13,639	9,889
Noninterest income
Deposit service fees	421	521		1,900	2,288
Other deposit fees	173	218		798	860
Gain on sale of investments	49	-		1,536	135
Loan fees	209	221		955	971
Gain on sale of loans	237	-		259	174
Other income	311	345		1,226	1,324
Total noninterest income	1,400	1,305		6,674	5,752
Noninterest expense
Compensation and benefits	2,177	1,959		8,447	8,365
General and administrative expenses	763	1,035		3,644	3,733
Real estate owned impairment	619	2,578		2,494	4,624
Real estate owned holding costs	173	304		862	1,094
Gain on sale of real estate owned	(275)	(106)		(454)	(324)
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	260	276		1,016	1,164
Information technology	(405)	542		2,271	2,049
Occupancy and equipment	639	554		2,192	2,337
Deposit services	267	191		771	708
Marketing	152	137		653	543
Loss on sale of premises and equipment	21	-		129	168
Total noninterest expense	4,391	7,470		22,025	24,461
Loss before provision for federal income taxes	(314)	(4,696)		(1,712)	(8,820)
Provision for federal income taxes	-	-		-	-
Net loss (1)	$(314)	$(4,696)	$	(1,712)	$(8,820)
Basic loss per share (1)	$(0.13)	$(1.92)		$(0.70)	$(3.28)
Diluted loss per share (1)	$(0.13)	$(1.92)		$(0.70)	$(3.28)
(1)
Earnings per share for the year ended June 30, 2011 included in the table above represent the period from January 25, 2011 through      June 30, 2011 as the company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of common stock.  Prior to January 25, 2011 there were no shares outstanding.

Anchor Bancorp
August 13, 2012

	For the Quarter Ended (unaudited)
	June 30, 2012	Mar 31,2012	December 31 2011	June 30, 2011
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets	(0.07)%	0.18%	0.08%	(3.8)%
Return (loss) on average equity	(.58)%	1.63%	0.67%	(29.3)%
Average equity-to-average assets	11.35%	11.28%	11.39%	8.9%
Interest rate spread	3.56%	3.27%	3.49%	3.56%
Net interest margin	3.76%	3.47%	3.69%	3.79%
Efficiency ratio	79.7%	91.0%	90.7%	130.3%
Average interest-earning assets to average interest-bearing liabilities	115.8%	115.1%	114.2%	116.1%
Other operating expenses as a percent of average total assets	3.7%	4.3%	4.6%	6.0%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	10.9%	10.8%	10.6%	10.7%
Tier 1 risk-based	17.0%	16.7%	16.2%	15.8%
Total risk-based	18.2%	18.0%	17.5%	17.1%

ASSET QUALITY
Non-accrual and 90 days or more past due loans as a percent of total loans	3.0%	3.7%	4.1%	4.3%
Allowance for loan losses as a percent of total loans	2.4%	1.9%	2.1%	2.2%
Allowance for loan losses as a percent of total non- performing loans	80.9%	52.6%	50.2%	51.1%
Non-performing assets as a percent of total assets	3.3%	3.9%	4.3%	5.5%
Net charge-offs to average outstanding loans	0.1%	0.3%	0.4%	1.0%